CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in this Registration Statement on Form S-8 of Chesapeake Energy Corporation (the "Company") of (a) our report dated September 20, 1995, except for the first and fourth paragraphs of Note 9 which are as of March 7, 1997, relating to the consolidated financial statements of the Company appearing on page F-3 of the Registration Statement on Form S-4 (No. 333-24995) and (b) our report dated September 20, 1995 relating to the financial statements of Chesapeake Exploration Limited Partnership, appearing on page F-3 of the Registration Statement on Form S-4 (No. 333-24995). We also consent to the reference to us under the heading "Experts" in such prospectus.



PRICE WATERHOUSE LLP
Price Waterhouse LLP

Houston, Texas
May 9, 1997